Exhibit 10.15 Amendment 12

TWELFTH AMENDMENT TO LEASE

THIS TWELFTH AMENDMENT TO LEASE (this "Twelfth Amendment") is made this 28th day of October, between Spieker Properties, L.P., a California limited partnership, (the "Landlord"), and Siebel Systems, Inc., (the "Tenant").

WHEREAS, Landlord and Tenant entered into a Lease dated August 24, 1994, (as amended, the "Lease"), for those certain premises located at 1900 Powell Street, Emeryville, California (the "Premises"), as more fully described in the Lease. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease; and

WHEREAS, Landlord and Tenant desire to modify the Lease accordingly.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein the parties hereby mutually agree as follows:

  Premises. The Premises shall be increased to include approximately three thousand three hundred seventy (3,370) square feet of rentable area (the "Expansion Premises"), which Expansion Premises includes a portion of the Building common area and is located on the tenth (10th) floor of the Building. The Expansion Premises, are approximately as shown on the attached Exhibit A and outlined in red.

  Term. The Term with respect to the Expansion Premises shall commence upon the date which Landlord delivers the Premises to Tenant, which is estimated to be November 1, 1999, (the "Delivery Date") and shall expire on March 31, 2001. Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of the Expansion Premises to Tenant; provided, however, that Landlord shall make reasonable efforts deliver possession of the Expansion Premises to Tenant as provided herein.

  Occupancy Density. Upon the Delivery Date, the Occupancy Density for the Expansion Premises shall be 60 people.

4. Rent. Base Rent for the Expansion Premises shall be as follows:

Delivery Date through 3/31/01:	Seven thousand five hundred eighty-two and 50/100ths ($7,582.50) per month plus operating expenses per Paragraph 4.3 of the Lease over the calendar year 1999.

  Tenant's Proportionate Share. Upon the Delivery Date, Tenant's proportionate share for the Expansion Premises shall be 1.56%. Tenant's Proportionate Share for the Premises, including the Expansion Premises, shall be 36.16%.

  Tenant Improvements. Tenant agrees to accept the Expansion Premises "as is" condition; provided, however, that, Landlord shall provide Tenant with a Tenant Improvement Allowance in the amount of $3,370.00. Said Tenant Improvement Allowance shall be disbursed pursuant to the terms and conditions of Paragraph 6 of Amendment Number Ten to the Lease.

All other terms and conditions of the Lease shall remain in full force and effect and shall apply to the Premises, including the Expansion Premises.

Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have entered into this Eleventh Amendment as of the date first written above.

LANDLORD: TENANT:

Spieker Properties, L.P., Siebel Systems, Inc.,

a California limited partnership a Delaware corporation

By: Spieker Properties, Inc.

a Maryland corporation

its General Partner

By:_____________________________ By: _____________________

John Winther ______________________

Its: Senior Vice President Its: ______________________